Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS AND ANNOUNCES NEW STOCK REPURCHASE PROGRAM
Fourth Quarter Highlights
-New Home Orders up 52% Year-Over-Year-
-Homebuilding Gross Margin Percentage of 21.9%-
-Diluted Earnings Per Share of $0.85-

Irvine, California, February 18, 2020 / Business Wire / – TRI Pointe Group, Inc. (the “Company”) (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2019 and full year 2019. The Company also announced that its Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to $200 million of common stock through March 31, 2021 (the “Repurchase Program”).
Results and Operational Data for Fourth Quarter 2019 and Comparisons to Fourth Quarter 2018

•	Net income available to common stockholders was $118.0 million, or $0.85 per diluted share, compared to $99.4 million, or $0.70 per diluted share

•	Home sales revenue for the quarter was $1.1 billion, an increase of 2%

◦	New home deliveries of 1,795 homes compared to 1,727 homes, an increase of 4%

◦	Average sales price of homes delivered of $634,000 compared to $649,000, a decrease of 2%

•	Homebuilding gross margin percentage was 21.9%, consistent with the prior year period

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 26.2%*

•	Selling, general and administrative (“SG&A”) expense as a percentage of homes sales revenue of 9.2% compared to 9.1%, an increase of 10 basis points

•	New home orders of 1,235 compared to 812, an increase of 52%

•	Active selling communities averaged 142.8 compared to 131.5, an increase of 9%

◦	New home orders per average selling community increased by 40% to 8.6 orders (2.9 monthly) compared to 6.2 orders (2.1 monthly)

◦	Cancellation rate of 14% compared to 25%

•	Backlog units at quarter end of 1,752 homes compared to 1,335, an increase of 31%

◦	Dollar value of backlog at quarter end of $1.1 billion compared to $897.3 million, an increase of 27%

◦	Average sales price in backlog at quarter end of $648,000 compared to $672,000, a decrease of 4%

•	Ratios of debt-to-capital and net debt-to-net capital of 37.0% and 30.4%*, respectively, as of December 31, 2019

•	Repurchased 3,100,202 shares of common stock at an average price of $15.32 for an aggregate dollar amount of $47.5 million in the three months ended December 31, 2019

•	Ended fourth quarter of 2019 with total liquidity of $896.4 million, including cash of $329.0 million and $567.4 million of availability under the Company’s unsecured revolving credit facility
*    See “Reconciliation of Non-GAAP Financial Measures”
Results and Operational Data for Full Year 2019 and Comparisons to Full Year 2018

•	Net income available to common stockholders was $207.2 million, or $1.47 per diluted share, compared to $269.9 million, or $1.81 per diluted share

•	Home sales revenue of $3.1 billion compared to $3.2 billion, a decrease of 5%

◦	New home deliveries of 4,921 homes compared to 5,071 homes, a decrease of 3%

◦	Average sales price of homes delivered of $624,000 compared to $640,000, a decrease of 3%

•	Homebuilding gross margin percentage of 19.8% compared to 21.8%, a decrease of 200 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 23.2%*

•	SG&A expense as a percentage of homes sales revenue of 11.5% compared to 10.6%, an increase of 90 basis points

•	New home orders of 5,338 compared to 4,686, an increase of 14%

•	Active selling communities averaged 145.7 compared to 130.1, an increase of 12%

◦	New home orders per average selling community increased by 3% to 36.6 orders (3.1 monthly) compared to 36.0 orders (3.0 monthly)

◦	Cancellation rate of 15% compared to 18%, a decrease of 300 basis points

•	Repurchased 6,135,622 shares of common stock at an average price of $14.54 for an aggregate dollar amount of $89.2 million in the full year ended December 31, 2019

*    See “Reconciliation of Non-GAAP Financial Measures”
“The fourth quarter of 2019 capped another successful year for TRI Pointe Group, highlighted by year-over-year unit order growth of 52%, homebuilding gross margins of 21.9% and earnings per share growth of 21%,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “Demand was consistent throughout the quarter and broad-based across the country, as each of our brands posted year-over-year order growth in excess of 25%. These results are a testament to the health of our industry and the appeal of our homes.”
Mr. Bauer continued, “We made further progress during the quarter in diversifying our operations from a geographic standpoint by making additional investments in our early stage markets, while continuing to grow our presence in our established markets. We also increased our diversification on the product front by rolling out more communities that cater to the affordable segments of the market, while staying true to our premium lifestyle brand positioning. We believe that these efforts will allow TRI Pointe Group to reach a broader segment of the home buying population over time and provide us with a bigger platform from which to grow.”
Mr. Bauer concluded, “We enter 2020 with a lot of momentum, aided by a strong economy, favorable industry fundamentals and a great product portfolio. In addition, we begin the year with 31% more homes in backlog than we did at the beginning of 2019. These positives, coupled with our strong balance sheet, strategic focus and unique corporate culture, have us excited for the future of TRI Pointe Group.”
Fourth Quarter 2019 Operating Results
Net income available to common stockholders was $118.0 million, or $0.85 per diluted share, for the fourth quarter of 2019, compared to net income available to common stockholders of $99.4 million, or $0.70 per diluted share, for the fourth quarter of 2018.  The increase in net income available to common stockholders was primarily driven by lower legal settlement expenses compared to the prior year as well as a lower income tax provision in the current year as a result of the energy tax credit that was approved by Congress in December 2019.
Home sales revenue was consistent at $1.1 billion for the fourth quarter of 2019 and 2018.  The average selling price of homes delivered during the fourth quarter of 2019 decreased 2% to $634,000 from $649,000, offset by a 4% increase in new homes delivered in the fourth quarter of 2019 to 1,795 from 1,727.
Homebuilding gross margin percentage was consistent at 21.9% for both the fourth quarter of 2019 and 2018.  Excluding interest, impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 26.2% for the fourth quarter of 2019 compared to 24.8% for the fourth quarter of 2018.*

SG&A expense for the fourth quarter of 2019 increased slightly to 9.2% of home sales revenue as compared to 9.1% for the fourth quarter of 2018.
New home orders increased 52% to 1,235 homes for the fourth quarter of 2019, as compared to 812 homes for the same period in 2018.  Average selling communities was 142.8 for the fourth quarter of 2019 compared to 131.5 for the fourth quarter of 2018. New home orders per average selling community for the fourth quarter of 2019 was 8.6 orders (2.9 monthly) compared to 6.2 orders (2.1 monthly) during the fourth quarter of 2018.
The Company ended the quarter with 1,752 homes in backlog, representing approximately $1.1 billion. The average selling price of homes in backlog as of December 31, 2019 decreased $24,000, or 4%, to $648,000 compared to $672,000 at December 31, 2018.
“TRI Pointe Group continues to be recognized by its customers as a premium homebuilder, and I have never been more optimistic about our future,” said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “We continue to optimize our operations, and the consumer has really responded to our emphasis on design, innovation, and the customer experience.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the first quarter of 2020, the Company expects to open 15 new communities and close out of 7 communities, which would result in 145 active selling communities as of March 31, 2020. In addition, the Company anticipates delivering between 875 and 950 homes at an average sales price of approximately $600,000. The Company expects its homebuilding gross margin percentage to be in the range of 19.5% to 20.5% for the first quarter of 2020 and anticipates its SG&A expense as a percentage of homes sales revenue will be approximately 15% during such period. Lastly, the Company expects its effective tax rate for the first quarter of 2020 to be approximately 25%.
For the full year, the Company anticipates delivering between 5,100 and 5,300 homes at an average sales price between $605,000 to $615,000. In addition, the Company expects homebuilding gross margin percentage to be in the range of 19.5% to 20.5% for the full year and anticipates its SG&A expense as a percentage of homes sales revenue will be approximately 11.5%. Finally, the Company expects its effective tax rate for the full year to be approximately 25%.
Stock Repurchase Program
On February 13, 2020, our Board of Directors cancelled the share repurchase program approved in 2019, which had approximately $60.8 million remaining in authorized repurchases, and approved the Repurchase Program, which authorizes the repurchase of up to $200 million of Company common stock through March 31, 2021. Purchases of common stock pursuant to the Repurchase Program may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The Company is not obligated under the Repurchase Program to repurchase any specific number or dollar amount of shares of common stock, and it may modify, suspend or discontinue the Repurchase Program at any time. Company management will determine the timing and amount of any repurchases in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Tuesday, February 18, 2020.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Glenn Keeler, Chief Financial Officer.
Interested parties can listen to the call live on the internet through the Events & Presentations heading of the Investors section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing (877) 407-3982 for domestic participants or (201) 493-6780 for international participants. Participants should ask for the TRI Pointe Group Fourth Quarter 2019 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the reference code is #13698212.  An archive of the webcast will also be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is a family of premium, regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top 10 largest public homebuilding companies based on revenue in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker® Homes in Texas, TRI Pointe Homes® in California, Colorado and the Carolinas, and Winchester® Homes* in Maryland and Virginia. TRI Pointe Group was named 2019 Builder of the Year by Builder and Developer magazine, recognized in Fortune magazine’s 2017 100 Fastest-Growing Companies list, and garnered the 2015 Builder of the Year Award by Builder magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal in 2016, 2017, 2018 and 2019. For more information, please visit www.TriPointeGroup.com.
*Winchester is a registered trademark and is used with permission.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations, particularly within California; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; raw material and labor prices and availability; oil and other energy prices; the effect of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Chris Martin, TRI Pointe Group	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	Change	2019	2018	Change
Operating Data:
Home sales revenue	$1,138,265	$1,120,952	$17,313	$3,069,375	$3,244,087	$(174,712)
Homebuilding gross margin	$249,404	$245,704	$3,700	$606,667	$707,188	$(100,521)
Homebuilding gross margin %	21.9%	21.9%	0.0%	19.8%	21.8%	(2.0)%
Adjusted homebuilding gross margin %*	26.2%	24.8%	1.4%	23.2%	24.5%	(1.3)%
SG&A expense	$104,219	$102,010	$2,209	$352,309	$342,297	$10,012
SG&A expense as a % of home sales revenue	9.2%	9.1%	0.1%	11.5%	10.6%	0.9%
Net income available to common stockholders	$117,993	$99,382	$18,611	$207,187	$269,911	$(62,724)
Adjusted EBITDA*	$213,528	$199,314	$14,214	$420,899	$511,534	$(90,635)
Interest incurred	$21,951	$24,542	$(2,591)	$89,691	$91,631	$(1,940)
Interest in cost of home sales	$30,065	$29,235	$830	$81,567	$83,161	$(1,594)

Other Data:
Net new home orders	1,235	812	423	5,338	4,686	652
New homes delivered	1,795	1,727	68	4,921	5,071	(150)
Average selling price of homes delivered	$634	$649	$(15)	$624	$640	$(16)
Cancellation rate	14%	25%	(11)%	15%	18%	(3)%
Average selling communities	142.8	131.5	11.3	145.7	130.1	15.6
Selling communities at end of period	137	146	(9)
Backlog (estimated dollar value)	$1,136,163	$897,343	$238,820
Backlog (homes)	1,752	1,335	417
Average selling price in backlog	$648	$672	$(24)

	December 31, 2019	December 31, 2018	Change
Balance Sheet Data:
Cash and cash equivalents	$329,011	$277,696	$51,315
Real estate inventories	$3,065,436	$3,216,059	$(150,623)
Lots owned or controlled	30,029	27,740	2,289
Homes under construction (1)	2,269	2,166	103
Homes completed, unsold	343	417	(74)
Total debt, net	$1,283,985	$1,410,804	$(126,819)
Stockholders' equity	$2,186,530	$2,056,924	$129,606
Book capitalization	$3,470,515	$3,467,728	$2,787
Ratio of debt-to-capital	37.0%	40.7%	(3.7)%
Ratio of net debt-to-net-capital*	30.4%	35.5%	(5.1)%
_____________________________________

(1)	Homes under construction included 78 and 40 models at December 31, 2019 and December 31, 2018, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2019	December 31, 2018
Assets	(unaudited)
Cash and cash equivalents	$329,011	$277,696
Receivables	69,276	51,592
Real estate inventories	3,065,436	3,216,059
Investments in unconsolidated entities	11,745	5,410
Goodwill and other intangible assets, net	159,893	160,427
Deferred tax assets, net	49,904	67,768
Other assets	173,425	105,251
Total assets	$3,858,690	$3,884,203

Liabilities
Accounts payable	$66,120	$81,313
Accrued expenses and other liabilities	322,043	335,149
Loans payable	250,000	—
Senior notes	1,033,985	1,410,804
Total liabilities	1,672,148	1,827,266

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 136,149,633 and 141,661,713 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1,361	1,417
Additional paid-in capital	581,195	658,720
Retained earnings	1,603,974	1,396,787
Total stockholders' equity	2,186,530	2,056,924
Noncontrolling interests	12	13
Total equity	2,186,542	2,056,937
Total liabilities and equity	$3,858,690	$3,884,203

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Homebuilding:
Home sales revenue	$1,138,265	$1,120,952	$3,069,375	$3,244,087
Land and lot sales revenue	357	4,792	7,176	8,758
Other operations revenue	617	6,369	2,470	8,164
Total revenues	1,139,239	1,132,113	3,079,021	3,261,009
Cost of home sales	888,861	875,248	2,462,708	2,536,899
Cost of land and lot sales	159	21,272	7,711	25,435
Other operations expense	608	1,393	2,434	3,174
Sales and marketing	61,260	58,386	195,148	187,267
General and administrative	42,959	43,624	157,161	155,030
Homebuilding income from operations	145,392	132,190	253,859	353,204
Equity in loss of unconsolidated entities	(19)	(9)	(52)	(393)
Other income (expense), net	138	(40)	6,857	(419)
Homebuilding income before income taxes	145,511	132,141	260,664	352,392
Financial Services:
Revenues	2,035	584	3,994	1,738
Expenses	1,122	191	2,887	582
Equity in income of unconsolidated entities	4,455	3,545	9,316	8,517
Financial services income before income taxes	5,368	3,938	10,423	9,673
Income before income taxes	150,879	136,079	271,087	362,065
Provision for income taxes	(32,886)	(35,095)	(63,900)	(90,552)
Net income	117,993	100,984	207,187	271,513
Net income attributable to noncontrolling interests	—	(1,602)	—	(1,602)
Net income available to common stockholders	$117,993	$99,382	$207,187	$269,911
Earnings per share
Basic	$0.85	$0.70	$1.47	$1.82
Diluted	$0.85	$0.70	$1.47	$1.81
Weighted average shares outstanding
Basic	138,245,130	142,191,174	140,851,444	148,183,431
Diluted	139,219,179	142,673,662	141,394,227	149,004,690

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	212	$503	155	$524	530	$515	538	$489
Pardee Homes	647	696	577	609	1,675	658	1,582	632
Quadrant Homes	90	853	118	962	257	933	359	850
Trendmaker Homes	254	459	221	505	882	461	610	502
TRI Pointe Homes	414	671	487	745	1,163	685	1,470	730
Winchester Homes	178	621	169	592	414	609	512	578
Total	1,795	$634	1,727	$649	4,921	$624	5,071	$640

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	821	$725	788	$711	2,051	$713	2,217	$725
Colorado	63	569	69	550	278	565	251	582
Maryland	117	489	115	518	289	491	368	532
Virginia	61	875	54	751	125	880	144	695
Arizona	212	503	155	524	530	515	538	489
Nevada	177	548	207	564	509	550	584	547
Texas	254	459	221	505	882	461	610	502
Washington	90	853	118	962	257	933	359	850
Total	1,795	$634	1,727	$649	4,921	$624	5,071	$640

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	138	14.0	90	10.0	709	13.8	472	12.0
Pardee Homes	354	41.8	281	40.0	1,733	43.5	1,575	35.9
Quadrant Homes	90	6.5	35	7.5	300	6.8	261	6.9
Trendmaker Homes	232	34.7	146	29.5	914	37.1	601	29.1
TRI Pointe Homes	292	31.3	178	30.5	1,174	30.0	1,311	32.1
Winchester Homes	129	14.5	82	14.0	508	14.5	466	14.1
Total	1,235	142.8	812	131.5	5,338	145.7	4,686	130.1

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	488	53.8	356	50.0	2,147	53.7	2,007	46.5
Colorado	47	5.8	44	6.5	234	6.2	295	6.8
Maryland	90	10.5	62	9.0	345	10.2	316	9.2
Virginia	39	4.0	20	5.0	163	4.4	150	4.9
Arizona	138	14.0	90	10.0	709	13.8	472	12.0
Nevada	111	13.5	59	14.0	526	13.5	584	14.7
Texas	232	34.7	146	29.5	914	37.1	601	29.1
Washington	90	6.5	35	7.5	300	6.8	261	6.9
Total	1,235	142.8	812	131.5	5,338	145.7	4,686	130.1

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2019			As of December 31, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	330	$180,954	$548	151	$91,532	$606
Pardee Homes	460	336,837	732	402	309,453	770
Quadrant Homes	89	79,789	897	46	47,777	1,039
Trendmaker Homes	345	169,946	493	313	159,483	510
TRI Pointe Homes	329	234,189	712	318	217,767	685
Winchester Homes	199	134,448	676	105	71,331	679
Total	1,752	$1,136,163	$648	1,335	$897,343	$672

	As of December 31, 2019			As of December 31, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	552	$437,926	$793	456	$367,823	$807
Colorado	100	58,060	581	144	81,685	567
Maryland	117	68,954	589	61	32,399	531
Virginia	82	65,494	799	44	38,934	885
Arizona	330	180,954	548	151	91,532	606
Nevada	137	75,040	548	120	77,710	648
Texas	345	169,946	493	313	159,483	510
Washington	89	79,789	897	46	47,777	1,039
Total	1,752	$1,136,163	$648	1,335	$897,343	$672

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	December 31, 2019	December 31, 2018
Lots Owned or Controlled(1):
Maracay	3,730	3,308
Pardee Homes	13,267	14,376
Quadrant Homes	1,103	1,744
Trendmaker Homes	4,034	2,492
TRI Pointe Homes	6,170	4,095
Winchester Homes	1,725	1,725
Total	30,029	27,740

	December 31, 2019	December 31, 2018
Lots Owned or Controlled(1):
California	14,677	15,218
Colorado	1,033	866
Maryland	1,140	1,142
Virginia	585	583
Arizona	3,730	3,308
Nevada	2,026	2,387
North Carolina	1,590	—
South Carolina	111	—
Texas	4,034	2,492
Washington	1,103	1,744
Total	30,029	27,740

	December 31, 2019	December 31, 2018
Lots by Ownership Type:
Lots owned	22,845	23,057
Lots controlled (1)	7,184	4,683
Total	30,029	27,740
__________

(1)	As of December 31, 2019 and December 31, 2018, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP financial measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage and non-cash impairments and lot option abandonments have on homebuilding gross margin and permits investors to make better comparisons with our competitors, who may adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$1,138,265	100.0%	$1,120,952	100.0%
Cost of home sales	888,861	78.1%	875,248	78.1%
Homebuilding gross margin	249,404	21.9%	245,704	21.9%
Add: interest in cost of home sales	30,065	2.6%	29,235	2.6%
Add: impairments and lot option abandonments	18,356	1.6%	3,585	0.3%
Adjusted homebuilding gross margin	$297,825	26.2%	$278,524	24.8%
Homebuilding gross margin percentage	21.9%		21.9%
Adjusted homebuilding gross margin percentage	26.2%		24.8%

	Year Ended December 31,
	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$3,069,375	100.0%	$3,244,087	100.0%
Cost of home sales	2,462,708	80.2%	2,536,899	78.2%
Homebuilding gross margin	606,667	19.8%	707,188	21.8%
Add: interest in cost of home sales	81,567	2.7%	83,161	2.6%
Add: impairments and lot option abandonments	24,875	0.8%	5,010	0.2%
Adjusted homebuilding gross margin	$713,109	23.2%	$795,359	24.5%
Homebuilding gross margin percentage	19.8%		21.8%
Adjusted homebuilding gross margin percentage	23.2%		24.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2019	December 31, 2018
Loans payable	$250,000	$—
Senior notes	1,033,985	1,410,804
Total debt	1,283,985	1,410,804
Stockholders’ equity	2,186,530	2,056,924
Total capital	$3,470,515	$3,467,728
Ratio of debt-to-capital(1)	37.0%	40.7%

Total debt	$1,283,985	$1,410,804
Less: Cash and cash equivalents	(329,011)	(277,696)
Net debt	954,974	1,133,108
Stockholders’ equity	2,186,530	2,056,924
Net capital	$3,141,504	$3,190,032
Ratio of net debt-to-net capital(2)	30.4%	35.5%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) real estate inventory impairments and lot option abandonments, (g) legal settlements, (i) transaction expenses and (j) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Net income available to common stockholders	$117,993	$99,382	$207,187	$269,911
Interest expense:
Interest incurred	21,951	24,542	89,691	91,631
Interest capitalized	(21,951)	(24,542)	(89,691)	(91,631)
Amortization of interest in cost of sales	30,061	29,380	81,735	83,579
Provision for income taxes	32,886	35,095	63,900	90,552
Depreciation and amortization	10,040	9,517	28,396	29,097
EBITDA	190,980	173,374	381,218	473,139
Amortization of stock-based compensation	4,192	3,859	14,806	14,814
Real estate inventory impairments and land option abandonments	18,356	3,585	24,875	5,085
Legal settlement	—	17,500	—	17,500
Transaction expenses	—	686	—	686
Restructuring charges	—	310	—	310
Adjusted EBITDA	$213,528	$199,314	$420,899	$511,534